ENERGY TRANSFER REPORTS STRONG THIRD QUARTER 2022 RESULTS
AND RAISES 2022 OUTLOOK
Dallas - November 1, 2022 - Energy Transfer LP (NYSE:ET) (“Energy Transfer” or the “Partnership”) today reported financial results for the quarter ended September 30, 2022.
Energy Transfer reported net income attributable to partners for the three months ended September 30, 2022 of $1.01 billion, a $371 million increase from the same period last year. For the three months ended September 30, 2022, net income per limited partner unit (basic and diluted) was $0.29 per unit.
Adjusted EBITDA for the three months ended September 30, 2022 was $3.09 billion compared to $2.58 billion for the three months ended September 30, 2021. In the third quarter 2022, the Partnership experienced a $126 million charge in the crude oil transportation and services segment related to a legal matter. In addition, Energy Transfer’s third quarter 2022 results were impacted by an approximately $130 million negative adjustment related to hedged inventory in the NGL and refined products transportation and services segment. These two items impacted third quarter 2022 Adjusted EBITDA by approximately $260 million in the aggregate.
Distributable Cash Flow attributable to partners, as adjusted, for the three months ended September 30, 2022 was $1.58 billion compared to $1.31 billion for the three months ended September 30, 2021.
The improved results were primarily due to higher volumes across all of our core segments and the impacts of the recent acquisition of Enable Midstream.
Key accomplishments and recent developments:
Operational
•Energy Transfer’s nation-wide system, with diverse products and services, is well-positioned throughout various markets. During the third quarter of 2022, each of Energy Transfer’s five core segments realized higher volumes compared with the same period in 2021.
◦Intrastate natural gas transportation volumes were up 28% and set a new Partnership record.
◦Interstate natural gas transportation volumes were up 43%.
◦Midstream gathered volumes were up 47% and set a new Partnership record.
◦NGL transportation volumes were up 5%.
◦NGL fractionation volumes were up 6% and set a new Partnership record.
◦Crude oil transportation and terminal volumes were up 10% and 14%, respectively.
•Energy Transfer’s Nederland terminal and related facilities serve as critical resources with access to the U.S. Strategic Petroleum Reserve (“SPR”). Higher SPR volumes and increased activity in the region drove transportation and terminal volumes at the Nederland and Houston terminals to new records during the third quarter.
•Mainline construction on the Gulf Run Pipeline was recently finished and the project remains on schedule to be completed by year-end.
Strategic
•Over 90 percent of Energy Transfer’s growth capital spending is comprised of projects that are already on-line or expected to be on-line and contributing cash flow at very attractive returns before the end of 2023. The project backlog includes Gulf Run Pipeline in Louisiana, Grey Wolf and Bear processing plants in the Permian Basin, Fractionator VIII in Mont Belvieu and LPG facilities projects at Energy Transfer’s Nederland Terminal.
•In September 2022, Energy Transfer completed the acquisition of Woodford Express, LLC, which owns a Mid-Continent gas gathering and processing system, for approximately $485 million. The system, which is located in the heart of the SCOOP play, has 450 MMcf per day of cryogenic gas processing and treating capacity and over 200 miles of gathering and transportation lines, which are connected to Energy Transfer’s pipeline network. The system is supported by dedicated acreage with long-term, predominantly fixed-fee contracts with active, proven producers.
•In August 2022, Energy Transfer announced a 20-year LNG Sale and Purchase Agreement (“SPA”) with Shell NA LNG LLC. To date in 2022, the Partnership has entered into six long-term LNG SPAs. Under these SPAs, Energy Transfer LNG Export, LLC is expected to supply a total of 7.9 million tonnes of LNG per annum, with terms ranging from 18 to 25 years.
•In August 2022, the Partnership completed the previously announced sale of its 51% interest in Energy Transfer Canada for cash proceeds to Energy Transfer of approximately $302 million. The sale reduced Energy Transfer’s consolidated debt by approximately $850 million, which includes the use of proceeds to pay down Energy Transfer’s revolving credit facility and the deconsolidation of Energy Transfer Canada’s debt.
Financial
•Energy Transfer’s base business continues to execute well with performance ahead of expectations, driven by continued strong demand across Energy Transfer’s network. As a result, the Partnership now expects Adjusted EBITDA for the full year 2022 to be between $12.8 billion and $13.0 billion (previously $12.6 billion to $12.8 billion). The Partnership continues to expect its 2022 growth capital expenditures to be between $1.8 billion and $2.1 billion.
•In October 2022, Energy Transfer announced a quarterly cash distribution of $0.265 per common unit ($1.06 annualized) for the quarter ended September 30, 2022. This distribution represents a more than 70% increase over the third quarter of 2021. Future increases to the distribution level will continue to be evaluated quarterly with the ultimate goal of returning distributions to the previous level of $0.305 per common unit per quarter ($1.22 annualized) while balancing the Partnership’s leverage target, growth opportunities and unit buybacks.
•As of September 30, 2022, the Partnership’s revolving credit facility had $2.32 billion of available capacity.
•For the three months ended September 30, 2022, the Partnership invested approximately $500 million on growth capital expenditures.
Energy Transfer benefits from a portfolio of assets with exceptional product and geographic diversity. The Partnership’s multiple segments generate high-quality, balanced earnings with no single segment contributing more than 30% of the Partnership’s consolidated Adjusted EBITDA for the three or nine months ended September 30, 2022. The vast majority of the Partnership’s segment margins are fee-based and therefore have limited commodity price sensitivity.
Conference Call information:
The Partnership has scheduled a conference call for 3:30 p.m. Central Time/4:30 p.m. Eastern Time on Tuesday, November 1, 2022 to discuss its third quarter 2022 results and provide an update on the Partnership. The conference call will be broadcast live via an internet webcast, which can be accessed through www.energytransfer.com and will also be available for replay on the Partnership’s website for a limited time.
Energy Transfer LP (NYSE: ET) owns and operates one of the largest and most diversified portfolios of energy assets in the United States, with a strategic footprint in all of the major U.S. production basins. Energy Transfer is a publicly traded limited partnership with core operations that include complementary natural gas midstream, intrastate and interstate transportation and storage assets; crude oil, natural gas liquids (“NGL”) and refined product transportation and terminalling assets; and NGL fractionation. Energy Transfer also owns Lake Charles LNG Company, as well as the general partner interests, the incentive distribution rights and 28.5 million common units of Sunoco LP (NYSE: SUN), and the general partner interests and 46.1 million common units of USA Compression Partners, LP (NYSE: USAC). For more information, visit the Energy Transfer LP website at www.energytransfer.com.
Sunoco LP (NYSE: SUN) is a master limited partnership with core operations that include the distribution of motor fuel to approximately 10,000 convenience stores, independent dealers, commercial customers and distributors located in more than 40 U.S. states and territories, as well as refined product transportation and terminalling assets. SUN’s general partner is owned by Energy Transfer LP (NYSE: ET). For more information, visit the Sunoco LP website at www.sunocolp.com.
USA Compression Partners, LP (NYSE: USAC) is a growth-oriented Delaware limited partnership that is one of the nation’s largest independent providers of natural gas compression services in terms of total compression fleet horsepower. USAC partners with a broad customer base composed of producers, processors, gatherers and transporters of natural gas and crude oil. USAC focuses on providing compression services to infrastructure applications primarily in high-volume gathering systems, processing facilities and transportation applications. For more information, visit the USAC website at www.usacompression.com.
Forward-Looking Statements
This news release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results, including future distribution levels and leverage ratio, are discussed in the Partnership’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. In addition to the risks and uncertainties previously disclosed, the Partnership has also been, or may in the future be, impacted by new or heightened risks related to the COVID-19 pandemic, and we cannot predict the length and ultimate impact of those risks. The Partnership undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.
The information contained in this press release is available on our website at www.energytransfer.com.
Contacts
Energy Transfer
Investor Relations:
Bill Baerg, Brent Ratliff, Lyndsay Hannah, 214-981-0795
or
Media Relations:
Vicki Granado, 214-840-5820

ENERGY TRANSFER LP AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(unaudited)

	September 30, 2022	December 31, 2021
ASSETS
Current assets	$12,159	$10,537

Property, plant and equipment, net	80,261	81,607

Investments in unconsolidated affiliates	2,869	2,947
Lease right-of-use assets, net	815	838
Other non-current assets, net	1,573	1,645
Intangible assets, net	5,505	5,856
Goodwill	2,553	2,533
Total assets	$105,735	$105,963
LIABILITIES AND EQUITY
Current liabilities	$11,243	$10,835

Long-term debt, less current maturities	47,413	49,022
Non-current derivative liabilities	33	193
Non-current operating lease liabilities	794	814
Deferred income taxes	3,661	3,648
Other non-current liabilities	1,530	1,323

Commitments and contingencies
Redeemable noncontrolling interests	493	783

Equity:
Limited Partners:
Preferred Unitholders	6,077	6,051
Common Unitholders	26,725	25,230
General Partner	(3)	(4)
Accumulated other comprehensive income	32	23
Total partners’ capital	32,831	31,300
Noncontrolling interests	7,737	8,045
Total equity	40,568	39,345
Total liabilities and equity	$105,735	$105,963

ENERGY TRANSFER LP AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per unit data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
REVENUES	$22,939	$16,664	$69,375	$48,760
COSTS AND EXPENSES:
Cost of products sold	18,516	13,188	56,169	35,641
Operating expenses	973	898	2,982	2,585
Depreciation, depletion and amortization	1,030	943	3,104	2,837
Selling, general and administrative	361	198	802	583
Impairment losses and other	86	—	386	11
Total costs and expenses	20,966	15,227	63,443	41,657
OPERATING INCOME	1,973	1,437	5,932	7,103
OTHER INCOME (EXPENSE):
Interest expense, net of interest capitalized	(577)	(558)	(1,714)	(1,713)
Equity in earnings of unconsolidated affiliates	68	71	186	191
Losses on extinguishments of debt	—	—	—	(8)
Gains on interest rate derivatives	60	1	303	72
Other, net	(120)	33	(117)	45
INCOME BEFORE INCOME TAX EXPENSE	1,404	984	4,590	5,690
Income tax expense	82	77	159	234
NET INCOME	1,322	907	4,431	5,456
Less: Net income attributable to noncontrolling interests	304	260	793	870
Less: Net income attributable to redeemable noncontrolling interests	12	12	37	37
NET INCOME ATTRIBUTABLE TO PARTNERS	1,006	635	3,601	4,549
General Partner’s interest in net income	1	1	3	5
Preferred Unitholders’ interest in net income	106	99	317	185
Limited Partners’ interest in net income	$899	$535	$3,281	$4,359
NET INCOME PER COMMON UNIT:
Basic	$0.29	$0.20	$1.06	$1.61
Diluted	$0.29	$0.20	$1.06	$1.60
WEIGHTED AVERAGE NUMBER OF UNITS OUTSTANDING:
Basic	3,087.6	2,705.2	3,085.6	2,704.0
Diluted	3,108.6	2,720.6	3,106.4	2,718.4

ENERGY TRANSFER LP AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(Dollars and units in millions)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021(a)
Reconciliation of net income to Adjusted EBITDA and Distributable Cash Flow(b):
Net income	$1,322	$907	$4,431	$5,456
Interest expense, net of interest capitalized	577	558	1,714	1,713
Impairment losses and other	86	—	386	11
Income tax expense	82	77	159	234
Depreciation, depletion and amortization	1,030	943	3,104	2,837
Non-cash compensation expense	27	26	88	81
Gains on interest rate derivatives	(60)	(1)	(303)	(72)
Unrealized (gains) losses on commodity risk management activities	(76)	19	(130)	(74)
Losses on extinguishments of debt	—	—	—	8
Inventory valuation adjustments (Sunoco LP)	40	(9)	(81)	(168)
Equity in earnings of unconsolidated affiliates	(68)	(71)	(186)	(191)
Adjusted EBITDA related to unconsolidated affiliates	147	141	409	400
Other, net	(19)	(11)	65	—
Adjusted EBITDA (consolidated)	3,088	2,579	9,656	10,235
Adjusted EBITDA related to unconsolidated affiliates	(147)	(141)	(409)	(400)
Distributable cash flow from unconsolidated affiliates	102	103	270	268
Interest expense, net of interest capitalized	(577)	(558)	(1,714)	(1,713)
Preferred unitholders’ distributions	(118)	(110)	(353)	(305)
Current income tax expense	(31)	(10)	(1)	(34)
Transaction-related income taxes(c)	—	—	(42)	—
Maintenance capital expenditures	(247)	(155)	(527)	(371)
Other, net	5	14	17	50
Distributable Cash Flow (consolidated)	2,075	1,722	6,897	7,730
Distributable Cash Flow attributable to Sunoco LP (100%)	(195)	(146)	(496)	(399)
Distributions from Sunoco LP	41	41	124	124
Distributable Cash Flow attributable to USAC (100%)	(55)	(52)	(161)	(157)
Distributions from USAC	25	25	73	73
Distributable Cash Flow attributable to noncontrolling interests in other non-wholly-owned consolidated subsidiaries	(315)	(284)	(926)	(786)
Distributable Cash Flow attributable to the partners of Energy Transfer	1,576	1,306	5,511	6,585
Transaction-related adjustments	5	6	26	34
Distributable Cash Flow attributable to the partners of Energy Transfer, as adjusted	$1,581	$1,312	$5,537	$6,619
Distributions to partners:
Limited Partners	$818	$413	$2,145	$1,238
General Partner	1	1	2	2
Total distributions to be paid to partners	$819	$414	$2,147	$1,240
Common Units outstanding – end of period	3,088.0	2,705.8	3,088.0	2,705.8
Distribution coverage ratio	1.93x	3.17x	2.58x	5.34x
(a)Winter Storm Uri, which occurred in February 2021, resulted in one-time impacts to the Partnership’s consolidated net income, Adjusted EBITDA and Distributable Cash Flow.
(b)Adjusted EBITDA, Distributable Cash Flow and distribution coverage ratio are non-GAAP financial measures used by industry analysts, investors, lenders and rating agencies to assess the financial performance and the operating results of

Energy Transfer’s fundamental business activities and should not be considered in isolation or as a substitute for net income, income from operations, cash flows from operating activities or other GAAP measures.
There are material limitations to using measures such as Adjusted EBITDA, Distributable Cash Flow and distribution coverage ratio, including the difficulty associated with using any such measure as the sole measure to compare the results of one company to another, and the inability to analyze certain significant items that directly affect a company’s net income or loss or cash flows. In addition, our calculations of Adjusted EBITDA, Distributable Cash Flow and distribution coverage ratio may not be consistent with similarly titled measures of other companies and should be viewed in conjunction with measurements that are computed in accordance with GAAP, such as operating income, net income and cash flow from operating activities.
Definition of Adjusted EBITDA
We define Adjusted EBITDA as total partnership earnings before interest, taxes, depreciation, depletion, amortization and other non-cash items, such as non-cash compensation expense, gains and losses on disposals of assets, the allowance for equity funds used during construction, unrealized gains and losses on commodity risk management activities, inventory valuation adjustments, non-cash impairment charges, losses on extinguishments of debt and other non-operating income or expense items. Inventory adjustments that are excluded from the calculation of Adjusted EBITDA represent only the changes in lower of cost or market reserves on inventory that is carried at last-in, first-out (“LIFO”). These amounts are unrealized valuation adjustments applied to Sunoco LP’s fuel volumes remaining in inventory at the end of the period.
Adjusted EBITDA reflects amounts for unconsolidated affiliates based on the same recognition and measurement methods used to record equity in earnings of unconsolidated affiliates. Adjusted EBITDA related to unconsolidated affiliates excludes the same items with respect to the unconsolidated affiliate as those excluded from the calculation of Adjusted EBITDA, such as interest, taxes, depreciation, depletion, amortization and other non-cash items. Although these amounts are excluded from Adjusted EBITDA related to unconsolidated affiliates, such exclusion should not be understood to imply that we have control over the operations and resulting revenues and expenses of such affiliates. We do not control our unconsolidated affiliates; therefore, we do not control the earnings or cash flows of such affiliates. The use of Adjusted EBITDA or Adjusted EBITDA related to unconsolidated affiliates as an analytical tool should be limited accordingly.
Adjusted EBITDA is used by management to determine our operating performance and, along with other financial and volumetric data, as internal measures for setting annual operating budgets, assessing financial performance of our numerous business locations, as a measure for evaluating targeted businesses for acquisition and as a measurement component of incentive compensation.
Definition of Distributable Cash Flow
We define Distributable Cash Flow as net income, adjusted for certain non-cash items, less distributions to preferred unitholders and maintenance capital expenditures. Non-cash items include depreciation, depletion and amortization, non-cash compensation expense, amortization included in interest expense, gains and losses on disposals of assets, the allowance for equity funds used during construction, unrealized gains and losses on commodity risk management activities, inventory valuation adjustments, non-cash impairment charges, losses on extinguishments of debt and deferred income taxes. For unconsolidated affiliates, Distributable Cash Flow reflects the Partnership’s proportionate share of the investee’s distributable cash flow.
Distributable Cash Flow is used by management to evaluate our overall performance. Our partnership agreement requires us to distribute all available cash, and Distributable Cash Flow is calculated to evaluate our ability to fund distributions through cash generated by our operations.
On a consolidated basis, Distributable Cash Flow includes 100% of the Distributable Cash Flow of Energy Transfer’s consolidated subsidiaries. However, to the extent that noncontrolling interests exist among our subsidiaries, the Distributable Cash Flow generated by our subsidiaries may not be available to be distributed to our partners. In order to reflect the cash flows available for distributions to our partners, we have reported Distributable Cash Flow attributable to partners, which is calculated by adjusting Distributable Cash Flow (consolidated), as follows:
•For subsidiaries with publicly traded equity interests, Distributable Cash Flow (consolidated) includes 100% of Distributable Cash Flow attributable to such subsidiary, and Distributable Cash Flow attributable to our partners includes distributions to be received by the parent company with respect to the periods presented.
•For consolidated joint ventures or similar entities, where the noncontrolling interest is not publicly traded, Distributable Cash Flow (consolidated) includes 100% of Distributable Cash Flow attributable to such subsidiaries, but Distributable Cash Flow attributable to partners reflects only the amount of Distributable Cash Flow of such subsidiaries that is attributable to our ownership interest.

For Distributable Cash Flow attributable to partners, as adjusted, certain transaction-related adjustments and non-recurring expenses that are included in net income are excluded.
Definition of Distribution Coverage Ratio
Distribution coverage ratio for a period is calculated as Distributable Cash Flow attributable to partners, as adjusted, divided by distributions expected to be paid to the partners of Energy Transfer in respect of such period.
(c)For the nine months ended September 30, 2022, the amount reflected for transaction-related income taxes was related to an amended return from a previous transaction.

ENERGY TRANSFER LP AND SUBSIDIARIES
SUMMARY ANALYSIS OF QUARTERLY RESULTS BY SEGMENT
(Tabular dollar amounts in millions)
(unaudited)

	Three Months Ended September 30,
	2022	2021
Segment Adjusted EBITDA:
Intrastate transportation and storage	$301	$172
Interstate transportation and storage	409	334
Midstream	868	556
NGL and refined products transportation and services	634	706
Crude oil transportation and services	461	496
Investment in Sunoco LP	276	198
Investment in USAC	109	99
All other	30	18
Total Segment Adjusted EBITDA	$3,088	$2,579
The following analysis of segment operating results includes a measure of segment margin. Segment margin is a non-GAAP financial measure and is presented herein to assist in the analysis of segment operating results and particularly to facilitate an understanding of the impacts that changes in sales revenues have on the segment performance measure of Segment Adjusted EBITDA. Segment margin is similar to the GAAP measure of gross margin, except that segment margin excludes charges for depreciation, depletion and amortization. Among the GAAP measures reported by the Partnership, the most directly comparable measure to segment margin is Segment Adjusted EBITDA; a reconciliation of segment margin to Segment Adjusted EBITDA is included in the following tables for each segment where segment margin is presented.
In addition, for certain segments, the sections below include information on the components of segment margin by sales type, which components are included in order to provide additional disaggregated information to facilitate the analysis of segment margin and Segment Adjusted EBITDA. For example, these components include transportation margin, storage margin and other margin. These components of segment margin are calculated consistent with the calculation of segment margin; therefore, these components also exclude charges for depreciation, depletion and amortization.

Intrastate Transportation and Storage

	Three Months Ended September 30,
	2022	2021
Natural gas transported (BBtu/d)	14,878	11,601
Withdrawals from storage natural gas inventory (BBtu)	—	2,350
Revenues	$2,383	$1,217
Cost of products sold	1,994	978
Segment margin	389	239
Unrealized (gains) losses on commodity risk management activities	12	(1)
Operating expenses, excluding non-cash compensation expense	(93)	(64)
Selling, general and administrative expenses, excluding non-cash compensation expense	(12)	(8)
Adjusted EBITDA related to unconsolidated affiliates	5	6
Segment Adjusted EBITDA	$301	$172
Transported volumes increased primarily due to the acquisition of the Enable Oklahoma Intrastate Transmission system, as well as increased production in the Haynesville.
Segment Adjusted EBITDA. For the three months ended September 30, 2022 compared to the same period last year, Segment Adjusted EBITDA related to our intrastate transportation and storage segment increased due to the net impacts of the following:
•an increase of $100 million in realized natural gas sales and other primarily due to higher optimization;
•an increase of $40 million in transportation fees primarily due to fees from the Enable Oklahoma Intrastate Transmission System; and
•an increase of $29 million in retained fuel revenues related to higher natural gas prices; partially offset by
•an increase of $29 million in operating expenses primarily due to a $17 million increase in cost of fuel consumption, a $7 million increase from additional expenses from the Enable assets and a $4 million increase in utilities expenses;
•a decrease of $8 million in storage margin primarily due to lower storage optimization; and
•an increase of $4 million in selling, general and administrative expenses primarily due to the addition of Enable.
Interstate Transportation and Storage

	Three Months Ended September 30,
	2022	2021
Natural gas transported (BBtu/d)	14,157	9,917
Natural gas sold (BBtu/d)	28	16
Revenues	$549	$418
Cost of products sold	3	—
Segment margin	546	418
Operating expenses, excluding non-cash compensation, amortization and accretion expenses	(219)	(152)
Selling, general and administrative expenses, excluding non-cash compensation, amortization and accretion expenses	(37)	(21)
Adjusted EBITDA related to unconsolidated affiliates	106	91
Other	13	(2)
Segment Adjusted EBITDA	$409	$334
Transported volumes increased primarily due to the impact of the Enable Acquisition, higher utilization on our Tiger system due to increased production in the Haynesville Shale and higher volumes on our Trunkline system due to increased demand.

Segment Adjusted EBITDA. For the three months ended September 30, 2022 compared to the same period last year, Segment Adjusted EBITDA related to our interstate transportation and storage segment increased due to the net impacts of the following:
•an increase of $128 million in segment margin primarily due to a $137 million increase as a result of higher volumes from the Enable Acquisition and increased production in the Haynesville Shale and Permian Basin and a $2 million increase due to higher volumes and higher rates from operational gas sales. These increases were partially offset by a $5 million decrease due to a shipper bankruptcy on our Rover system and a $6 million decrease on our Panhandle system resulting from developments in an ongoing rate case;
•an increase of $15 million in Adjusted EBITDA related to unconsolidated affiliates primarily due to an increase of $12 million resulting from the Enable Acquisition and a $3 million increase from our Midcontinent Express Pipeline joint venture as a result of higher revenue due to capacity sold at higher rates; and
•an increase of $15 million in other primarily due to the realization in the current period of certain amounts related to a shipper bankruptcy that occurred in a prior period; partially offset by
•an increase of $67 million in operating expenses primarily due to a $71 million increase from the impact of the Enable Acquisition and a $3 million increase in maintenance related expenses, partially offset by a $7 million decrease from shipper imbalances; and
•an increase of $16 million in selling, general and administrative expenses primarily due to the impact of the Enable Acquisition.
Midstream

	Three Months Ended September 30,
	2022	2021
Gathered volumes (BBtu/d)	19,107	12,991
NGLs produced (MBbls/d)	814	667
Equity NGLs (MBbls/d)	43	37
Revenues	$4,871	$2,919
Cost of products sold	3,678	2,153
Segment margin	1,193	766
Operating expenses, excluding non-cash compensation expense	(275)	(191)
Selling, general and administrative expenses, excluding non-cash compensation expense	(55)	(28)
Adjusted EBITDA related to unconsolidated affiliates	5	8
Other	—	1
Segment Adjusted EBITDA	$868	$556
Gathered volumes and NGL production increased compared to the same period last year primarily due to increases in all regions.
Segment Adjusted EBITDA. For the three months ended September 30, 2022 compared to the same period last year, Segment Adjusted EBITDA related to our midstream segment increased due to the net impacts of the following:
•an increase of $33 million in non-fee-based margin due to favorable natural gas prices of $25 million and NGL prices of $8 million;
•an increase of $124 million in non-fee-based margin due to the Enable Acquisition in December 2021; and
•an increase of $271 million in fee-based margin due to the Enable Acquisition in December 2021, as well as increased production in the Permian and South Texas regions; partially offset by
•an increase of $84 million in operating expenses due to $64 million in incremental operating expenses related to the Enable assets acquired in December 2021 and an $18 million increase in maintenance project costs and materials in the South Texas and Permian regions; and
•an increase of $27 million in selling, general and administrative expenses primarily due to a $10 million increase from the impact of the Enable Acquisition and a $13 million increase in insurance and legal fees.

NGL and Refined Products Transportation and Services

	Three Months Ended September 30,
	2022	2021
NGL transportation volumes (MBbls/d)	1,892	1,803
Refined products transportation volumes (MBbls/d)	543	526
NGL and refined products terminal volumes (MBbls/d)	1,287	1,237
NGL fractionation volumes (MBbls/d)	940	884
Revenues	$6,075	$5,262
Cost of products sold	5,044	4,347
Segment margin	1,031	915
Unrealized gains on commodity risk management activities	(126)	(2)
Operating expenses, excluding non-cash compensation expense	(265)	(207)
Selling, general and administrative expenses, excluding non-cash compensation expense	(33)	(27)
Adjusted EBITDA related to unconsolidated affiliates	27	26
Other	—	1
Segment Adjusted EBITDA	$634	$706
NGL transportation volumes increased primarily due to higher volumes from the Permian and Eagle Ford regions and higher volumes on our export pipelines into our Nederland Terminal.
Refined products transportation volumes increased due to recovery from COVID-19 related demand reduction in the prior period.
NGL and refined products terminal volumes increased primarily due to higher volumes on our export pipelines and refined product demand recovery.
Average fractionated volumes at our Mont Belvieu, Texas fractionation facility increased due to increased production to our system, primarily from the Permian and Eagle Ford regions.
Segment Adjusted EBITDA. For the three months ended September 30, 2022 compared to the same period last year, Segment Adjusted EBITDA related to our NGL and refined products transportation and services segment decreased due to the net impacts of the following:
•an increase of $45 million in fractionators and refinery services margin primarily due to a $48 million increase from higher volumes and higher rates driven by contractual rate escalations tied to broader economic inflationary measures. This increase was partially offset by a decrease from our refinery services business due to a less favorable pricing environment;
•an increase of $39 million in transportation margin primarily due to a $62 million increase resulting from higher y-grade throughput and higher rates driven by contractual rate escalations tied to broader economic inflationary measures on our Texas pipeline system, and a $5 million increase from higher throughput on our Mariner East pipeline system. These increases were partially offset by a $10 million decrease from lower throughput on our Mariner West pipeline due to the timing of customer facility maintenance and a $16 million decrease from intrasegment charges which are fully offset within our marketing and fractionators margin;
•an increase of $13 million in terminal services margin primarily due to a $9 million increase from higher rates on export volumes loaded at our Nederland Terminal and a $3 million increase from higher throughput at our Marcus Hook Terminal; and
•an increase of $9 million in storage margin primarily due to a $4 million increase from the timing of third-party deficiency payments, a $2 million increase in component product storage fees and a $2 million increase from the timing of cavern withdrawals; offset by
•a decrease of $114 million in marketing margin primarily due to losses of approximately $128 million from the optimization of NGL component products primarily due to the timing of the recognition of gains on hedged inventory. Associated hedge positions recorded unrealized gains of $125 million during the third quarter of 2022. These decreases were partially offset by an $11 million increase from intrasegment charges which are fully offset within our transportation margin;

•an increase of $58 million in operating expenses primarily due to a $43 million increase in gas and power utility costs, a $6 million increase in ad valorem taxes, a $5 million increase in physical product losses and a $3 million increase in maintenance project costs; and
•an increase of $6 million in selling, general and administrative expenses primarily due to a $2 million increase in overhead expenses allocated to the segment, a $1 million increase in employee related costs and a $1 million increase in insurance costs.
Crude Oil Transportation and Services

	Three Months Ended September 30,
	2022	2021
Crude transportation volumes (MBbls/d)	4,575	4,173
Crude terminal volumes (MBbls/d)	3,080	2,703
Revenues	$6,416	$4,578
Cost of products sold	5,627	3,918
Segment margin	789	660
Unrealized losses on commodity risk management activities	2	14
Operating expenses, excluding non-cash compensation expense	(176)	(142)
Selling, general and administrative expenses, excluding non-cash compensation expense	(155)	(44)
Adjusted EBITDA related to unconsolidated affiliates	1	7
Other	—	1
Segment Adjusted EBITDA	$461	$496
Crude transportation volumes were higher on our Texas pipeline system and Bakken Pipeline, driven by continuing crude oil production growth in these regions as a result of higher crude prices and refinery demand. Additionally, volumes benefited from assets acquired in 2021 as well as new assets placed into service, primarily Cushing South and Ted Collins Link. Volumes on Bayou Bridge were also higher, primarily due to increased crude supply from recent Strategic Petroleum Reserve sales. Crude Terminal volumes were higher due to Strategic Petroleum Reserve sale volumes increasing throughput and export activity at our Gulf Coast terminals.
Segment Adjusted EBITDA. For the three months ended September 30, 2022 compared to the same period last year, Segment Adjusted EBITDA related to our crude oil transportation and services segment decreased due to the net impacts of the following:
•an increase of $117 million in segment margin (excluding unrealized gains and losses on commodity risk management activities) primarily due to a $36 million increase due to higher volumes on our Bakken Pipeline, a $28 million increase related to assets acquired in 2021, a $45 million increase in throughput at our Gulf Coast terminals due to Strategic Petroleum Reserve volumes, stronger refinery utilization and higher export demand, a $6 million increase on our Bayou Bridge pipeline due to higher volumes and a $5 million increase on our Texas pipeline system due to higher volumes; offset by
•an increase of $34 million in operating expenses primarily due to higher volume-driven expenses, higher project expenses and expenses related to assets acquired in 2021;
•an increase of $111 million in selling, general and administrative expenses primarily due to a charge related to a legal matter; and
•a decrease of $6 million in Adjusted EBITDA related to unconsolidated affiliates due to the consolidation of certain operations that were previously reflected as unconsolidated affiliates.

Investment in Sunoco LP

	Three Months Ended September 30,
	2022	2021
Revenues	$6,594	$4,779
Cost of products sold	6,261	4,472
Segment margin	333	307
Unrealized losses on commodity risk management activities	23	2
Operating expenses, excluding non-cash compensation expense	(98)	(85)
Selling, general and administrative expenses, excluding non-cash compensation expense	(29)	(23)
Adjusted EBITDA related to unconsolidated affiliates	2	3
Inventory valuation adjustments	40	(9)
Other	5	3
Segment Adjusted EBITDA	$276	$198
The Investment in Sunoco LP segment reflects the consolidated results of Sunoco LP.
Segment Adjusted EBITDA. For the three months ended September 30, 2022 compared to the same period last year, Segment Adjusted EBITDA related to our investment in Sunoco LP segment increased due to the net impacts of the following:
•an increase in the gross profit on motor fuel sales of $75 million primarily due to a 23.6% increase in gross profit per gallon sold and a 0.8% increase in gallons sold; and
•an increase in non-motor fuel gross profit of $22 million primarily due to the recent acquisition of refined product terminals, as well as increased credit card transactions and merchandise gross profit; partially offset by
•an increase in operating expenses and selling, general and administrative expenses of $19 million primarily due to the recent acquisitions of refined product terminals and a transmix processing and terminal facility, higher employee costs, insurance costs and credit card processing fees.
Investment in USAC

	Three Months Ended September 30,
	2022	2021
Revenues	$179	$159
Cost of products sold	28	19
Segment margin	151	140
Operating expenses, excluding non-cash compensation expense	(31)	(31)
Selling, general and administrative expenses, excluding non-cash compensation expense	(11)	(10)
Segment Adjusted EBITDA	$109	$99
The Investment in USAC segment reflects the consolidated results of USAC.
Segment Adjusted EBITDA. For the three months ended September 30, 2022 compared to the same period last year, Segment Adjusted EBITDA related to our investment in USAC segment increased primarily due to an increase of $11 million in segment margin primarily due to an increase in contract operations revenue as a result of select price increases on USAC’s existing fleet under contract and higher revenue generating horsepower.

All Other

	Three Months Ended September 30,
	2022	2021
Revenues	$1,084	$696
Cost of products sold	1,052	652
Segment margin	32	44
Unrealized losses on commodity risk management activities	13	6
Operating expenses, excluding non-cash compensation expense	(17)	(29)
Selling, general and administrative expenses, excluding non-cash compensation expense	(11)	(13)
Adjusted EBITDA related to unconsolidated affiliates	2	2
Other and eliminations	11	8
Segment Adjusted EBITDA	$30	$18
For the three months ended September 30, 2022 compared to the same period last year, Segment Adjusted EBITDA related to our all other segment increased primarily due to the net impacts of the following:
•an increase of $18 million due to a favorable environment for physical gas trading and storage activities;
•an increase of $12 million due to a favorable environment for our power trading activities; and
•an increase of $6 million due to higher coal royalties at our natural resources business; partially offset by
•a decrease of $17 million due to the sale of Energy Transfer Canada.

ENERGY TRANSFER LP AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION ON LIQUIDITY
(In millions)
(unaudited)
The following table summarizes the status of our revolving credit facility. We also have consolidated subsidiaries with revolving credit facilities which are not included in this table.

	Facility Size	Funds Available at September 30, 2022	Maturity Date
Five-Year Revolving Credit Facility	$5,000	$2,317	April 11, 2027

ENERGY TRANSFER LP AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION ON UNCONSOLIDATED AFFILIATES
(In millions)
(unaudited)
The table below provides information on an aggregated basis for our unconsolidated affiliates, which are accounted for as equity method investments in the Partnership’s financial statements for the periods presented.

	Three Months Ended September 30,
	2022	2021
Equity in earnings (losses) of unconsolidated affiliates:
Citrus	$36	$44
MEP	(1)	(5)
White Cliffs	—	(1)
Explorer	8	9
Other	25	24
Total equity in earnings of unconsolidated affiliates	$68	$71

Adjusted EBITDA related to unconsolidated affiliates:
Citrus	$86	$87
MEP	8	4
White Cliffs	5	4
Explorer	12	12
Other	36	34
Total Adjusted EBITDA related to unconsolidated affiliates	$147	$141

Distributions received from unconsolidated affiliates:
Citrus	$52	$106
MEP	4	1
White Cliffs	5	5
Explorer	6	6
Other	27	20
Total distributions received from unconsolidated affiliates	$94	$138

ENERGY TRANSFER LP AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION ON NON-WHOLLY-OWNED JOINT VENTURE SUBSIDIARIES
(In millions)
(unaudited)
The table below provides information on an aggregated basis for our non-wholly-owned joint venture subsidiaries, which are reflected on a consolidated basis in our financial statements. The table below excludes Sunoco LP and USAC, which are non-wholly-owned subsidiaries that are publicly traded.

	Three Months Ended September 30,
	2022	2021
Adjusted EBITDA of non-wholly-owned subsidiaries (100%) (a)	$622	$599
Our proportionate share of Adjusted EBITDA of non-wholly-owned subsidiaries (b)	297	299

Distributable Cash Flow of non-wholly-owned subsidiaries (100%) (c)	$593	$556
Our proportionate share of Distributable Cash Flow of non-wholly-owned subsidiaries (d)	278	272
Below is our ownership percentage of certain non-wholly-owned subsidiaries:

Non-wholly-owned subsidiary:	Energy Transfer Percentage Ownership (e)
Bakken Pipeline	36.4%
Bayou Bridge	60.0%
Maurepas	51.0%
Ohio River System	75.0%
Permian Express Partners	87.7%
Red Bluff Express	70.0%
Rover	32.6%
Others	various
(a)Adjusted EBITDA of non-wholly-owned subsidiaries reflects the total Adjusted EBITDA of our non-wholly-owned subsidiaries on an aggregated basis. This is the amount included in our consolidated non-GAAP measure of Adjusted EBITDA.
(b)Our proportionate share of Adjusted EBITDA of non-wholly-owned subsidiaries reflects the amount of Adjusted EBITDA of such subsidiaries (on an aggregated basis) that is attributable to our ownership interest.
(c)Distributable Cash Flow of non-wholly-owned subsidiaries reflects the total Distributable Cash Flow of our non-wholly-owned subsidiaries on an aggregated basis.
(d)Our proportionate share of Distributable Cash Flow of non-wholly-owned subsidiaries reflects the amount of Distributable Cash Flow of such subsidiaries (on an aggregated basis) that is attributable to our ownership interest. This is the amount included in our consolidated non-GAAP measure of Distributable Cash Flow attributable to the partners of Energy Transfer.
(e)Our ownership reflects the total economic interest held by us and our subsidiaries. In some cases, this percentage comprises ownership interests held in (or by) multiple entities. In addition to the ownership reflected in the table above, the Partnership also owned a 51% interest in Energy Transfer Canada until August 2022.